EXHIBIT 4.2

HARMONY METALS, INC.

A FLORIDA CORPORATION

TOTAL AUTHORIZED ISSUE
100,000,000 SHARES COMMON STOCK, $0.001 PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Harmony Metals, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Harmony Metals, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of the ________ day of __________________  20________.

Chief Executive Officer	[SEAL]	Secretary